Exhibit 99.1

40 IDX Drive

P.O. Box 1070

Burlington, VT 05402-1070

www.idx.com

Contacts:	Margo Happer
Director – Investor Relations and
Corporate Communications
802-859-6169

FOR IMMEDIATE RELEASE

IDX SYSTEMS CORPORATION REPORTS

2003 THIRD QUARTER RESULTS

BURLINGTON, VT – October 23, 2003 – IDX Systems Corporation (NASDAQ:IDXC) reported results today for the third quarter ended September 30, 2003.

Revenues for the third quarter ended September 30, 2003 increased to $101.4 million compared with $88.9 million in the third quarter of 2002. Revenues for the nine-month period ended September 30, 2003 increased to $292.2 million compared with revenues of $254.8 million for the same period in 2002. Revenues for all periods presented reflect the elimination of IDX’s medical transcription services business operated through its former, wholly owned subsidiary, EDiX Corporation, which was divested on June 18, 2003.

Net income for the third quarter 2003 was $10.3 million, or $0.34 per fully diluted share, compared with net income of $4.2 million, or $0.13 per fully diluted share, in the same period last year.

Third-quarter and nine-month net income includes certain tax adjustments, primarily the write-up of deferred tax assets, of approximately $0.15 per fully diluted share.

For the nine months ended September 30, 2003, IDX reported net income of $46.3 million, or $0.65 per fully diluted share, compared with net income of $11.1 million, or $0.36 per fully diluted share, in the same period last year.

Results presented above are in accordance with Generally Accepted Accounting Principles (GAAP) and include certain special items. IDX considers operating results excluding special items (operating Pro forma) to be the most relevant benchmark of the company’s core operating performance, indicating underlying trends in the company’s business performance. Management uses this measure to manage the business and evaluate its performance.

Operating Pro forma and GAAP results are clearly detailed in the Statements of Operations tables included in this press release. For additional information regarding the Company’s financial condition, Balance Sheets and Statements of Cash Flows are also included.

“We are pleased with our third-quarter performance as customers continue to invest in IDX solutions based on their proven performance in the marketplace and demonstrated ability to improve patient care and reduce costs,” said James H. Crook, Jr., Chief Executive Officer of IDX. “We believe success this year in our Flowcast and Groupcast operating units will strengthen the leadership position of our business performance solutions. Carecast and Imagecast continue to perform well, evidenced by recent wins at home as well as in the UK. We are well positioned for growth as we continue to execute against our business plan.”

Separately today, IDX announced the following noteworthy contracts signed in the third quarter:

•	Sisters of Charity of Leavenworth Health System (SCLHS), headquartered in the Kansas City metropolitan area, for the IDX Carecast™ enterprise clinical system. Sisters of Charity will use Carecast to support computerized physician order entry (CPOE) and to integrate clinical, financial and administrative data on one technology platform across eight facilities in Kansas, California, Colorado, and Montana. IDX will also provide SCLHS with the ability to connect clinicians and patients via the Internet across the entire organization using IDX Patient Online™.

•	Moses Cone Health System, of Greensboro, North Carolina, for the IDX Imagecast™ Radiology Information System (RIS) and Picture Archiving and Communications System (PACS). An IDX customer since 1994, the four-hospital, two-outpatient diagnostic center enterprise conducts 350,000 exams annually and will leverage the Imagecast RIS/PACS for both inpatient and outpatient services.

•	Salem Clinic, of Salem, Oregon, for IDX Groupcast™. The agreement will streamline workflow and financial and administrative operations for the multi-specialty group practice, a 42-physician, four-facility organization that includes a main clinic that includes full service laboratory and radiology departments.

“IDX proved once again this quarter that the solid performance of our solutions continues to drive new sales,” said Mr. Crook. “Our agreement with Sisters of Charity of Leavenworth Health System will expand the reach of our clinical solution and improve patient care and patient safety across a four-state enterprise. The agreement with Moses Cone Health System is rewarding because it represents an ongoing commitment by a loyal customer. Moses Cone started with our business performance solution in 1994, selected our clinical system in 1998, and now has trusted us with their mission-critical enterprise imaging needs.”

IDX remains comfortable with its 2003 revenue guidance of $400—$406 million from continuing operations. IDX expects Pro forma earnings per share from continuing operations to be $0.73 per fully diluted share.

For more information, press releases on the contracts can be viewed on the Company’s website: www.idx.com.

A conference call with investors will be held on Oct. 23, 2003 at 10:00 am EDT to discuss these results. An audio Webcast of the call is available at our Internet site: www.idx.com, Investor Relations, Multimedia.

About IDX

Founded in 1969, IDX Systems Corporation provides information technology solutions to maximize value in the delivery of healthcare, improve the quality of patient service, enhance medical outcomes, and reduce the costs of care. IDX supports these objectives with a broad range of complementary and functionally rich products installed at 3,300 customer sites. Customers include 138,000 physicians who utilize practice management systems to improve patient care and other workflow processes. IDX Systems are installed at:

380 Integrated delivery networks (IDNs) representing more than 500 hospitals

175 large group practices with more than 200 physicians

665 mid-size group practices with less than 200 physicians

The IDX web strategy includes browser technology, e-commerce and web-based tools – built using Internet architecture – that facilitates access for patients, physicians and care providers to vital health information and data managed by the IDX clinical, administrative, financial, and managed care products. IDX has approximately 2,100 full-time employees.

This press release contains forward-looking statements about IDX Systems Corporation that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are uncertainties or difficulties in developing new services and systems, difficulties in implementing systems including Carecast, Imagecast, Flowcast and Groupcast, possible deferral, delay or cancellation by customers of computer system or service purchase decisions, possible delay of system installations and service implementations, development by competitors of new or superior technologies, changing economic, political and regulatory influences on the healthcare industry, possible disruptions in the national economy caused by terrorist activities and foreign conflicts, changes in product pricing policies, governmental regulation of IDX’s software and operations, the possibility of product-related liabilities, and factors detailed from time to time in IDX’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. IDX undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.

-tables follow-

IDX SYSTEMS CORPORATION

Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2003	December 31, 2002
Cash	$26,750	$40,135
Marketable securities	75,451	14,300
Accounts receivable, net	90,406	86,596
Refundable income taxes	8,699	7,590
Prepaid and other current assets	10,377	8,169
Deferred tax asset	1,727	2,033
Assets of discontinued operations	—	42,099

Total current assets	213,410	200,922

Property and equipment, net	82,221	71,038
Capitalized software costs, net	2,306	2,126
Goodwill, net	2,508	2,411
Other assets	13,427	13,778
Deferred tax asset	5,273	1,570

Total assets	$319,145	$291,845

Liabilities and stockholders' equity

Accounts payable, accrued expenses and other liabilities	$49,525	$56,647
Deferred revenue	24,909	17,969
Notes payable to bank	—	18,727
Liabilities of discontinued operations	—	6,289

Total current liabilities	74,434	99,632

Stockholders' equity	244,711	192,213

Total liabilities and stockholders' equity	$319,145	$291,845

IDX SYSTEMS CORPORATION

Consolidated Statements of Operations

(in thousands, except for per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues
Systems sales	$37,342	$30,404	$106,669	$83,802
Maintenance and service fees	64,089	58,450	185,482	171,036

Total revenues	101,431	88,854	292,151	254,838

Operating expenses
Cost of systems sales	13,431	10,816	36,731	28,629
Cost of maintenance and services	44,575	42,183	129,926	125,181
Selling, general and administrative	21,334	18,276	62,846	54,495
Software development costs	13,971	12,536	41,549	36,626

Total operating expense	93,311	83,811	271,052	244,931

Operating income	8,120	5,043	21,099	9,907

Other income
Other income	252	825	338	1,330
Gain on sale of investment in subsidiary	—	—	—	4,273

Total other income	252	825	338	5,603

Income before income taxes	8,372	5,868	21,437	15,510
Income tax benefit (provision)	1,929	(1,936)	(1,990)	(5,118)

Net income from continuing operations	10,301	3,932	19,447	10,392
Gain on sale of discontinued operations, net of income (loss) and income taxes	—	289	26,826	718

Net income	$10,301	$4,221	$46,273	$11,110

Basic earnings per share
Income from continuing operations	$0.35	$0.14	$0.66	$0.36
Income from discontinued operations	$—	$0.01	$0.92	$0.02

Basic earnings per share	$0.35	$0.15	$1.58	$0.38

Basic weighted average shares outstanding	29,446	29,032	29,271	28,916

Diluted earnings per share
Income from continuing operations	$0.34	$0.13	$0.65	$0.36
Income from discontinued operations	$—	$0.01	$0.90	$0.02

Diluted earnings per share	$0.34	$0.14	$1.56	$0.38

Diluted weighted average shares outstanding	30,224	29,180	29,699	29,119

Earnings per share numbers may not foot due to rounding.

The above financial statement includes the following special items:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Gain on sale of investment in subsidiary	$—	$—	$—	$(4,273)
Tax effect of included special items	—	—	—	1,410
Tax adjustments	(4,440)	—	(4,440)	—

Total net effect of included special items	$(4,440)	$—	$(4,440)	$(2,863)

IDX SYSTEMS CORPORATION

Consolidated Statements of Operations

(in thousands, except for per share data)

*Excluding special items

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues
Systems sales	$37,342	$30,404	$106,669	$83,802
Maintenance and service fees	64,089	58,450	185,482	171,036

Total revenues	101,431	88,854	292,151	254,838
Operating expenses
Cost of systems sales	13,431	10,816	36,731	28,629
Cost of maintenance and services	44,575	42,183	129,926	125,181
Selling, general and administrative	21,334	18,276	62,846	54,495
Software development costs	13,971	12,536	41,549	36,626

Total operating expense	93,311	83,811	271,052	244,931

Operating income	8,120	5,043	21,099	9,907
Total other income	252	825	338	1,330

Income before income taxes	8,372	5,868	21,437	11,237
Income tax provision	(2,511)	(1,936)	(6,430)	(3,708)

Net income from continuing operations	5,861	3,932	15,007	7,529
Gain on sale of discontinued operations, net of income/(loss) and income taxes	—	289	26,826	718

Net income	$5,861	$4,221	$41,833	$8,247

Basic earnings per share
Income from continuing operations	$0.20	$0.14	$0.51	$0.26
Income from discontinued operations	$—	$0.01	$0.92	$0.02

Basic earnings per share	$0.20	$0.15	$1.43	$0.29

Basic weighted average shares outstanding	29,446	29,032	29,271	28,916

Diluted earnings per share
Income from continuing operations	$0.19	$0.13	$0.51	$0.26
Income from discontinued operations	$—	$0.01	$0.90	$0.02

Diluted earnings per share	$0.19	$0.14	$1.41	$0.28

Diluted weighted average shares outstanding	30,224	29,180	29,699	29,119

Earnings per share numbers may not foot due to rounding.
The above financial statement excludes the following special items:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Gain on sale of investment in subsidiary	$—	$—	$—	$(4,273)
Tax effect of excluded special items	—	—	—	1,410
Tax adjustments	(4,440)	—	(4,440)	—

Total net effect of excluded special items	$(4,440)	$—	$(4,440)	$(2,863)

6

IDX SYSTEMS CORPORATION

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended September 30,
	2003	2002
OPERATING ACTIVITIES
Net income	$10,301	$4,221
Less: Income from discontinued operations, net of income taxes	—	289

Net income from continuing operations	10,301	3,932
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation	3,204	2,754
Amortization	297	700
Deferred tax (benefit) provision	(2,864)	4,435
Increase in allowance for doubtful accounts	294	294
Restricted stock—amortization and forfeitures	(626)	75
Non-cash stock compensation	521	—
Tax benefit related to exercise of non-qualified stock options	747	—
Changes in operating assets and liabilities:
Accounts receivable	2,837	5,718
Prepaid expenses and other assets	(1,739)	(1,527)
Accounts payable and accrued expenses	(1,401)	(1,989)
Federal and state income taxes	(1,852)	2,462
Deferred revenue	2,949	(1,519)

Net cash provided by operating activities	12,668	15,335
INVESTING ACTIVITIES
Purchase of property and equipment, net	(4,447)	(3,401)

Net cash used in investing activities	(4,447)	(3,401)
FINANCING ACTIVITIES
Proceeds from sale of common stock	3,298	18

Net cash provided by financing activities	3,298	18

Increase in cash and cash equivalents from continuing operations	11,519	11,952
Increase in cash and cash equivalents from discontinued operations	—	1,106
Cash and cash equivalents at beginning of period	90,682	42,610

Cash and cash equivalents at end of period	$102,201	$55,668